Filed Pursuant to Rule 433

Registration Statement No. 333-238607-01

Relating to Preliminary Prospectus Supplement dated March 2, 2021 and

Prospectus dated May 22, 2020

Boston Properties Limited Partnership

$850,000,000 2.550% Senior Notes due 2032

Issuer:	Boston Properties Limited Partnership

Type:	SEC Registered

Principal Amount:	$850,000,000

Maturity:	April 1, 2032

Coupon (Interest Rate):	2.550%

Benchmark Treasury:	UST 1.125% due February 15, 2031

Benchmark Treasury Price / Yield:	97-10 / 1.415%

Spread to Benchmark Treasury:	T + 118 basis points

Yield to Maturity:	2.595%

Expected Ratings* (Moody’s / Standard & Poor’s):	Baa1 (stable) / BBB+ (stable)

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2021 (long first coupon)

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time before three months prior to April 1, 2032 based on U.S. Treasury plus 20 basis points, or at par thereafter

Initial Price to Public:	99.570% of the principal amount

Trade Date:	March 2, 2021

Settlement Date:	T+10; March 16, 2021

Denominations:	$1,000 × $1,000

CUSIP / ISIN:	10112R BE3/US10112RBE36

Joint Book-Running Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Citigroup Global Markets, Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

US Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Fifth Third Securities, Inc. Mizuho Securities USA LLC Siebert Williams Shank & Co., LLC

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or TD Securities (USA) LLC toll-free at 1-855-495-9846.

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